Exhibit 3.1

MVP REIT II, INC.

ARTICLES OF AMENDMENT

FIRST: MVP REIT II, Inc., a Maryland corporation (the "Corporation"), desires to amend its charter as currently in effect.

SECOND: Article I of the charter is hereby amended to change the name of the Corporation to:

The Parking REIT, Inc.
THIRD: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature Page Follows -

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of December, 2017.

ATTEST: MVP REIT II, INC.

By: /s/ Ed Bentzen By:/s/ Michael Shustek
Name: Ed Bentzen  Name: Michael V. Shustek
Title: Chief Financial Officer                                                                                                               Title: President